UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2016
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OpGen, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-37367 (Commission File Number)	06-1614015 (I.R.S. Employer Identification No.)

708 Quince Orchard Road, Suite 205
Gaithersburg, MD 20878
 (Address of principal executive offices, including zip code)

(240) 813-1260
 (Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 16, 2016, OpGen, Inc. (the "Company") announced that it had sold an aggregate of approximately 3.6 million shares of its common stock under its previously announced "at the market offering" program during the fourth quarter of 2016, resulting in aggregate net proceeds to the Company of approximately $4.6 million.

As previously disclosed, on September 13, 2016, the Company entered into a Sales Agreement with Cowen and Company, LLC ("Cowen") pursuant to which the Company may offer and sell from time to time in an "at the market offering", at its option, up to an aggregate of $25 million of shares of its common stock through Cowen, as sales agent, with initial sales to be limited to an aggregate of $11.5 million of shares of the Company's common stock.

Sales of shares of the Company's common stock in the "at the market offering" are made pursuant to a prospectus supplement to the Company's previously filed and currently effective shelf Registration Statement on Form S-3 (File No. 333-213356). This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated December 16, 2016, issued by OpGen, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OpGen, Inc.

By:	/s/ Timothy C. Dec
	Name:	Timothy C. Dec
	Title:	Chief Financial Officer
Date: December 16, 2016

EXHIBIT INDEX
Exhibit No.	Document

99.1	Press Release, dated December 16, 2016, issued by OpGen, Inc.